UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2016

INSULET CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive, Suite 200

Billerica, Massachusetts 01821

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (978) 600-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 13, 2016, Insulet Corporation, a Delaware corporation (the “Company”), closed its previously announced issuance and sale (the “Convertible Notes Offering”) of $345 million aggregate principal amount of the Company’s 1.25% Convertible Senior Notes due 2021 (the “Convertible Notes”) pursuant to the terms of a purchase agreement, dated September 7, 2016 (the “Purchase Agreement”), by and between the Company and Morgan Stanley & Co. LLC and Wells Fargo Securities, as the representatives of the initial purchasers (the “Initial Purchasers”). The principal amount of Convertible Notes includes $45 million aggregate principal amount of Convertible Notes that was purchased by the Initial Purchasers pursuant to an option granted to the Initial Purchasers in the Purchase Agreement, which was exercised in full by the Initial Purchasers on September 8, 2016. The Initial Purchasers will sell the Convertible Notes solely to “qualified institutional buyers” (“QIBs”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The estimated net proceeds from the offering were approximately $334 million, after deducting selling discounts and commissions and estimated offering expenses.

The Convertible Notes are governed by the terms of an indenture, dated as of September 13, 2016 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Convertible Notes are the senior unsecured obligations of the Company. The Convertible Notes bear interest at a rate of 1.25% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017. The Convertible Notes will mature on September 15, 2021, unless earlier repurchased or redeemed by the Company or converted by holders. The Convertible Notes will be convertible at an initial conversion rate of 17.1332 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), per $1,000 principal amount of Convertible Notes, which corresponds to an initial conversion price of approximately $58.37 per share of Common Stock and represents a conversion premium of approximately 32.5% based on the last reported sale price of the Common Stock of $44.05 on September 7, 2016. The conversion rate is subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to, the issuance of stock dividends and payment of cash dividends. At any time prior to the close of business on the business day immediately preceding June 15, 2021, holders may convert their Convertible Notes at their option only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on December 31, 2016 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the conversion price on each applicable trading day;

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on such trading day;

•	if the Company calls any or all of the Convertible Notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events.

On or after June 15, 2021 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Convertible Notes at any time, regardless of whether any of the foregoing conditions has been met. If a make-whole fundamental change, as described in the Indenture, occurs and a holder elects to convert its Convertible Notes in connection with such make-whole fundamental change, such holder may be entitled to an increase in the conversion rate as described in the Indenture. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of Common Stock or a combination thereof, at the Company’s election.

The Company may not redeem the Convertible Notes prior to September 15, 2019. The Company may redeem the Convertible Notes, at the Company’s option, in whole or in part, on or after September 15, 2019 and prior to the maturity date if the last reported sale price per share of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading days ending within five trading days prior to the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the Convertible Notes, which means that the Company is not required to periodically redeem or retire the Convertible Notes. If the Company undergoes a fundamental change, holders of the Convertible Notes may require the Company to purchase for cash all or a part of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries. The Indenture contains customary terms and covenants and events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Convertible Notes by notice to the Company and the Trustee, may declare 100% of the principal of, and accrued and unpaid interest on, all the Convertible Notes to be due and payable. Upon any such declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Convertible Notes will become due and payable automatically.

Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture shall, for the first 360 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Convertible Notes.

The above description of the Indenture and the Convertible Notes is a summary only and is qualified in its entirety by reference to the Indenture (and the Form of Global Note included therein), which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Wells Fargo Bank, National Association has in the past provided and may from time to time in the future provide trustee, registrar, exchange agent, conversion agent, paying agent and other services to the Company.

Item 3.02	Unregistered Sales of Equity Securities.

As described in Item 2.03 of this Current Report on Form 8-K, the Company issued $345 million aggregate principal amount of Convertible Notes to the Initial Purchasers on September 13, 2016 in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The Company expects to pay an estimated aggregate amount of approximately $11 million of offering expenses in connection with the transaction, including the Initial Purchasers’ discounts.

The Company offered and sold the Convertible Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Initial Purchasers are initially offering the Convertible Notes to QIBs pursuant to an exemption from registration provided by Rule 144A under the Securities Act. The Company relied on this exemption from registration based in part on representations made by the Initial Purchasers. The Convertible Notes and Common Stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company is filing the information above under Item 3.02. However, as a result of the principal amount of the obligations under the Convertible Notes upon conversion being payable in cash as described in Item 2.03 of this Current Report on Form 8-K, at the Company’s option, the number of shares of Common Stock issuable upon conversion of the Convertible Notes may constitute less than 1% of the number of shares of Common Stock outstanding.

Item 8.01	Other Events.

Press Release Announcing Pricing of Convertible Notes Offering

On September 7, 2016, the Company issued a press release announcing the pricing of the Convertible Notes Offering. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Repurchase of 2.00% Convertible Senior Notes due 2019

Concurrently with the Convertible Notes Offering, the Company used approximately $154 million of the net proceeds from the Convertible Notes Offering to repurchase approximately $134 million principal amount of its outstanding 2.00% Convertible Senior Notes due 2019 pursuant to individually negotiated transactions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.:	Description

4.1	Indenture, dated as of September 13, 2016, between Insulet Corporation and Wells Fargo Bank, National Association, as Trustee

4.2	Form of 1.25% Convertible Senior Notes due 2021 (included in Exhibit 4.1)

99.1	Press Release, dated September 7, 2016, announcing the pricing of $300 million of 1.25% Convertible Senior Notes due 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

September 13, 2016	By:	/s/ Michael L. Levitz
Michael L. Levitz Chief Financial Officer

EXHIBIT INDEX

Exhibit No.:	Description

4.1	Indenture, dated as of September 13, 2016, between Insulet Corporation and Wells Fargo Bank, National Association, as Trustee

4.2	Form of 1.25% Convertible Senior Notes due 2021 (included in Exhibit 4.1)

99.1	Press Release, dated September 7, 2016, announcing the pricing of $300 million of 1.25% Convertible Senior Notes due 2021